EXHIBIT 99.1

Provident Community Bancshares Reports First Quarter Results

ROCK HILL, S.C., May 1, 2009 (GLOBE NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") recorded a net loss of $1,695,000 for the three months ended March 31, 2009 as compared to net income of $420,000 for the same period in 2008. The decrease in net income for the period was due primarily to provision for loan losses of $2.7 million for the three months ended March 31, 2009 compared to $310,000 for the three months ended March 31, 2008. In addition, operating results were impacted by a compression of the net interest margin caused by declining interest rates and an increase in non-interest expense due to an other than temporary impairment expense of $309,000 related to investment securities. Net loss per common share was $0.95 (diluted) for the first quarter of 2009, versus net income of $0.23 per common share (diluted) for the first quarter of 2008.

On March 13, 2009, the Corporation received $9,266,000 in equity capital from the sale of preferred stock to the United States Department of Treasury as part of the federal government's Capital Purchase Program.

At March 31, 2009, assets totaled $467.0 million, an increase of $32.7 million, or 7.5% from $434.2 million at December 31, 2008. Asset growth was funded by an increase in deposits and the sale of preferred stock. Growth in lower cost transaction accounts and time deposits resulted in deposits increasing 8.1% or $24.8 million to $331.6 million at March 31, 2009 compared to $306.8 million at December 31, 2008. Investments and mortgage-backed securities at March 31, 2009, increased 27.2% to $130.8 million from $102.8 million at December 31, 2008. Loans receivable increased 0.5% year to date to $286.8 million at March 31, 2009. Shareholders' equity increased $7,877,000, or 32.9%, to $31,801,000 at March 31, 2009 from $23,924,000 at December 31, 2008 due primarily to the equity funds of $9,266,000 and a $351,000 decrease in unrealized losses on securities available for sale, offset by dividend payments of $0.03 per share at a cost of $53,000, and a net loss of $1,695,000.

Dwight V. Neese, President and CEO, said, "While we are not pleased with the financial results of the first quarter, we are aggressively attacking the issues caused by the lingering recession and current credit cycle. The increase in our loan loss provision in the first quarter was necessary to cover valuation issues on three commercial real estate loans. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. While we realize the financial sector has more challenges ahead, we believe the actions we have taken over the past several years in dealing with risk management systems, loan review systems and technology improvements have prepared us to deal with whatever issues are yet to come. Our capital position exceeds the 'well capitalized' level, which is the highest capital classification defined by bank regulators, and we expect that when the business cycle improves, we will be well prepared to deal with the opportunities and challenges of an improving economic environment."

Nonperforming assets were $17.7 million as of March 31, 2009, or 3.78% of total assets, as compared to $16.7 million at December 31, 2008, an increase of $1.0 million. The downturn in the residential housing market continues to be the primary factor leading to the deterioration in these loans. Management has allocated specific reserves to these and other non accrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

The Corporation declared a quarterly cash dividend of $0.03 per share payable on May 18, 2009 to shareholders of record on May 4, 2009. Provident Community Bancshares, Inc. has a dividend reinvestment plan, and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

The Provident Community Bancshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4963

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2008, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2009, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year.

                         Financial Highlights
          (Unaudited) ($ in thousands, except per share data)

                                                   Three Months Ended
                                                       March 31,
                                                 ---------------------
 Income Statement Data                             2009        2008
 ---------------------                           ---------------------

  Net interest income                               $2,111      $2,501
  Provision for loan losses                          2,700         310
                                                 ---------------------
  Net interest income (loss) after loan loss
   provision                                          (589)      2,191
  Non-interest income                                  790         885
  Non-interest expense                               2,825       2,522
  Provision (benefit) for income taxes                (929)        134
                                                 ---------------------
  Net income (loss)                                 (1,695)        420
  Accretion of preferred stock to redemption
   value                                                 1          --
  Preferred dividends accrued                           24          --
                                                 ---------   ---------
  Net income (loss) to common shareholders         ($1,720)       $420
                                                 =====================
  Income (loss) per common share: basic             ($0.95)      $0.24
                                                 =====================
  Income (loss) per common share: diluted           ($0.95)      $0.23
                                                 =====================
  Weighted Average Number of Common Shares
   Outstanding
  Basic                                          1,787,890   1,784,477
  Diluted                                        1,787,890   1,804,346
  Cash dividends per share                           $0.03      $0.115

                                                    At           At
 Balance Sheet Data                               3/31/09     12/31/08
 ------------------                              ---------------------

  Total assets                                    $466,972    $434,218
  Cash and due from banks                           24,630      21,370
  Investment securities                            130,846     102,848
  Loans                                            286,787     285,443
  Allowance for loan losses                          8,139       6,778
  Deposits                                         331,596     306,821
  FHLB advances and other borrowings                88,531      88,505
  Junior subordinated debentures                    12,372      12,372
  Shareholders' equity                              31,801      23,924
  Preferred shares outstanding                       9,266          --
  Common shares outstanding                      1,788,310   1,787,092
  Book value per share-common                       $12.61      $13.39
  Equity to assets                                    6.81%       5.51%
  Total loans to deposits                            86.49%      93.03%
  Allowance for loan losses to total loans            2.84%       2.37%

 Asset Quality
 -------------

  Nonperforming loans                              $16,572     $16,001
  Other real estate owned                            1,100         667
                                                 ---------------------
   Total nonperforming assets                       17,672      16,668
  Net loan charge-offs                             $ 1,339     $   786

CONTACT:  Provident Community Bancshares
          Dwight V. Neese, President/CEO
          803.980.1863
          dneese@providentonline.com